Exhibit 99.1

News Release
Contact:
Investor Relations
(281) 776-7575
ir@tmw.com
For Immediate Release
Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE REPORTS

FISCAL 2015 SECOND QUARTER AND SIX MONTH RESULTS

•                  Strong performance continues at legacy brands

•                  Q2 2015 GAAP adjusted diluted earnings per share was $1.07

•                  Conference call scheduled for Wednesday, September 9th at 9:00 a.m. Eastern time

FREMONT, CA — September 8, 2015 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal second quarter ended August 1, 2015.

GAAP diluted EPS for fiscal second quarter 2015 was $0.98 and adjusted EPS was $1.07 excluding non-operating items(1).

Doug Ewert, Men’s Wearhouse chief executive officer, stated, “We continue to be pleased with the performance of our legacy brands.  Comparable sales increased 3.1% at Men’s Wearhouse, 0.7% at Moores and 6.7% at K&G.  Excluding rental revenue, Men’s Wearhouse clothing comps were 6.5% driven by higher average unit retails.  Men’s Wearhouse comparable rental revenue decreased 3.3% which was slightly better than internal expectations.

“The Jos. A. Bank business struggled in the second quarter with comparable sales decreasing 9.4%,” added Ewert.  “Now that we have a full year under our belt, we have become even more convinced that changing the promotional messages to be clear and compelling without unusual quantity requirements, like buy one get three free offers, will broaden the appeal of the Joseph A. Bank brand.  This fall we will be well positioned to fully implement our strategy as all systems will be integrated, new products will be introduced, the new customer rewards program will be available, we will have new sales force incentives supported with extensive training and we will have new marketing strategies in place.

“We are focused on rebuilding the Jos. A. Bank profit model.  In doing so, we expect top-line volatility as we establish a promotional model with broader customer appeal and strengthen the margin profile.  Taking this into consideration, as well as the impact of the second quarter results, we still expect to be within our EPS guidance range of $2.70 to $2.90 and continue to be confident in our 2017 guidance,” concluded Ewert.

(1) Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s current financial performance.  Reconciliations of GAAP to adjusted financial information are included in the tables at the end of this release.

SECOND QUARTER SALES REVIEW

The table that follows is a summary of net sales for the fiscal 2015 second quarter ended August 1, 2015.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable sales shown below for Jos. A. Bank are a comparison to the Jos. A. Bank second quarter, a portion of which was prior to the acquisition on June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

Second Quarter Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Total Retail Segment	16.6%	$122.5	$858.9	93%
Men’s Wearhouse	4.4%	$19.7	$470.0	51%	3.1%	4.4%
Jos. A. Bank	95.0%	$108.0	$221.7	24%	(9.4)%	1.0%
Moores	(10.5)%	$(8.2)	$69.9	8%	0.7%	10.2%
K&G	2.9%	$2.5	$88.7	10%	6.7%	5.6%
MW Cleaners	5.8%	$0.5	$8.6	1%

Corporate Apparel Segment	(8.2)%	$(5.5)	$61.2	7%

Total Company	14.6%	$117.0	$920.1

Year-To-Date Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Year	% of Total Sales	Current Year	Prior Year
Total Retail Segment	28.5%	$373.1	$1,683.2	93%
Men’s Wearhouse	6.3%	$55.1	$926.4	51%	4.9%	3.6%
Jos. A. Bank	285.0%	$324.1	$437.8	24%	(5.6)%	4.4%
Moores	(10.1)%	$(13.2)	$117.4	7%	0.7%	8.4%
K&G	3.4%	$6.1	$184.7	10%	7.0%	2.0%
MW Cleaners	6.6%	$1.0	$16.9	1%

Corporate Apparel Segment	(1.2)%	$(1.5)	$122.0	7%

Total Company	25.9%	$371.6	$1,805.2

Net sales at our largest brand, Men’s Wearhouse, were up 4.4% from last year’s second quarter.  Comparable sales increased 3.1% due primarily to an increase in clothing product average unit retails. The higher margin rental revenues comparable sales decreased 3.3% in the second quarter of 2015.

Jos. A. Bank comparable sales for the second quarter decreased 9.4% with decreases in both units sold per transaction and average transactions per store.  Moores, our Canadian retail brand, had a comparable sales increase of 0.7% due to an increase in clothing product average unit retails slightly offset by a decrease in average transactions per store.  However, net sales for Moores decreased 10.5% due to an unfavorable change in the currency translation rate.  K&G comparable sales increased 6.7%

due to an increase in average transactions per store.  The Corporate Apparel segment had a sales decrease of 8.2% primarily driven by an unfavorable change in the currency translation rate.

SECOND QUARTER GAAP OPERATING RESULTS

Total net sales increased 14.6%, or $117.0 million, to $920.1 million.  Retail segment net sales increased by 16.6%, or $122.5 million.  Corporate apparel sales decreased by 8.2% or $5.5 million.

Total gross margin was $418.7 million, an increase of $60.1 million, or 16.8%.  As a percent of sales, total gross margin increased 86 basis points to 45.5% of net sales.

Advertising expense increased $6.8 million to $45.0 million.  This increase represented a 13 basis point increase in expense.

Selling, general and administrative expenses (“SG&A”) decreased $2.0 million to $275.6 million, a 462 basis points decrease.

Operating income increased $55.4 million to $98.1 million, representing 10.7% of net sales compared to 5.3% in the prior year.

SIX MONTH GAAP OPERATING RESULTS

Total net sales increased 25.9%, or $371.6 million, to $1,805.2 million.  Retail segment net sales increased by 28.5%, or $373.1 million.  Corporate apparel sales decreased by 1.2% or $1.5 million.

Total gross margin was $800.2 million, an increase of $158.3 million, or 24.7%.  As a percent of sales, total gross margin decreased 45 basis points to 44.3% of net sales.

Advertising expense increased $28.6 million to $95.6 million.  This increase represented a 62 basis point increase in expense.

SG&A increased $46.3 million to $551.2 million, a 469 basis points decrease.

Operating income increased $83.4 million to $153.4 million, representing 8.5% of net sales compared to 4.9% in the prior year.

SECOND QUARTER ADJUSTED OPERATING RESULTS (1)

In our fourth quarter earnings release we provided historical baselines of operating results for fiscal year 2014 in order to provide comparable results to fiscal year 2015.  These baselines include Jos. A. Bank operations for the 2014 full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  Below is a comparison of the consolidated second quarter FY 2015 adjusted operating results to second quarter FY 2014 baseline.

	Q2 FY15	Q2 FY15	Q2 FY14	Q2 FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$649,190	70.56%	$646,189	69.49%	$3,001	0.46%	1.07
Rental services	157,049	17.07%	165,130	17.76%	(8,081)	-4.89%	(0.69)
Alteration and other services	52,674	5.72%	51,953	5.59%	721	1.39%	0.14
Total retail sales	858,913	93.35%	863,272	92.83%	(4,359)	-0.50%	0.52
Corporate apparel clothing product	61,161	6.65%	66,656	7.17%	(5,495)	-8.24%	(0.52)
Total net sales	920,074	100.00%	929,928	100.00%	(9,854)	-1.06%	—

Gross margin: (2)
Retail clothing product	367,336	56.58%	358,961	55.55%	8,375	2.33%	1.03
Rental services	131,698	83.86%	137,234	83.11%	(5,536)	-4.03%	0.75
Alteration and other services	15,556	29.53%	14,773	28.44%	783	5.30%	1.10
Occupancy costs	(113,355)	-13.20%	(113,651)	-13.17%	296	-0.26%	(0.03)
Total retail gross margin	401,235	46.71%	397,317	46.02%	3,918	0.99%	0.69
Corporate apparel clothing product	18,542	30.32%	20,024	30.04%	(1,482)	-7.40%	0.28
Total gross margin	419,777	45.62%	417,341	44.88%	2,436	0.58%	0.75

Advertising expense	44,981	4.89%	47,130	5.07%	(2,149)	-4.56%	(0.18)
Selling, general and administrative expenses	269,106	29.25%	267,728	28.79%	1,378	0.51%	0.46

Operating income	$105,690	11.49%	$102,483	11.02%	$3,207	3.13%	0.47

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales decreased 1.1%, or $9.9 million from $929.9 million baseline net sales.  Retail segment net sales for the quarter decreased by 0.5%, or $4.4 million, to $858.9 million due primarily to a decrease in rental volume.  Corporate apparel sales decreased by 8.2%, or $5.5 million.

Total adjusted gross margin of $419.8 million increased $2.4 million or 0.6% and increased 75 basis points compared to baseline total gross margin.  Excluding Jos. A. Bank, total adjusted gross margin increased 37 basis points.  Adjusted retail segment gross margin increased $3.9 million, or 1.0%, and increased 69 basis points from prior year baseline primarily due to higher retail clothing margin offset somewhat by lower rental margin.  The adjusted retail segment gross margin rate increased 18 basis points excluding Jos. A. Bank.  Corporate apparel gross margin decreased $1.5 million, or 7.4%, and increased 28 basis points.

On a stand-alone basis, total Jos. A. Bank adjusted retail gross margin (including rental margin, alteration margin and occupancy) increased 123 basis points from 37.7% to 39.0%.  Jos. A. Bank adjusted retail clothing margin increased 177 basis points from 54.4% to 56.2%.

Advertising expense was $45.0 million.  This represents a decrease of $2.1 million or 18 basis points, compared to the prior year baseline primarily due to the anniversary of the rollout of Joseph Abboud.

Adjusted SG&A expenses of $269.1 million were 46 basis points unfavorable to the prior year baseline primarily due to higher payroll related costs.  On an absolute dollar basis, adjusted SG&A increased by $1.4 million, or 0.5%, to prior year baseline.

Adjusted operating income was $105.7 million, an increase of $3.2 million, or 3.1%, over the prior year baseline operating results of $102.5 million.

INTEREST AND TAXES

GAAP net interest expense for the second quarter was $26.5 million.

The effective tax rate for the second quarter was 33.3%.  Excluding the impact of integration and acquisition costs, the adjusted effective tax rate was 34.1%.

NET EARNINGS

GAAP net earnings were $47.8 million compared to GAAP net earnings of $12.3 million last year.  GAAP EPS was $0.98 compared to $0.25 in the prior year quarter.  Adjusted net earnings were $52.2 million, or $1.07 adjusted EPS.

FISCAL SIX MONTH ADJUSTED OPERATING RESULTS (1)

In our fourth quarter earnings release we provided historical baselines of operating results for fiscal year 2014 in order to provide comparable results to fiscal year 2015.  These baselines include Jos. A. Bank operations for the 2014 full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  Below is a comparison of the consolidated six month FY 2015 adjusted operating results to six month FY 2014 baseline.

	YTD FY15	YTD FY15	YTD FY14	YTD FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$1,316,052	72.90%	$1,278,325	71.90%	$37,727	2.95%	1.00
Rental services	260,178	14.41%	271,277	15.26%	(11,099)	-4.09%	(0.85)
Alteration and other services	106,954	5.92%	104,741	5.89%	2,213	2.11%	0.03
Total retail sales	1,683,184	93.24%	1,654,343	93.05%	28,841	1.74%	0.19
Corporate apparel clothing product	121,979	6.76%	123,481	6.95%	(1,502)	-1.22%	(0.19)
Total net sales	1,805,163	100.00%	1,777,824	100.00%	27,339	1.54%	—

Gross margin: (2)
Retail clothing product	740,553	56.27%	716,652	56.06%	23,901	3.34%	0.21
Rental services	218,743	84.07%	226,317	83.43%	(7,574)	-3.35%	0.65
Alteration and other services	33,686	31.50%	30,756	29.36%	2,930	9.53%	2.13
Occupancy costs	(226,164)	-13.44%	(222,056)	-13.42%	(4,108)	1.85%	(0.01)
Total retail gross margin	766,818	45.56%	751,669	45.44%	15,149	2.02%	0.12
Corporate apparel clothing product	35,537	29.13%	37,102	30.05%	(1,565)	-4.22%	(0.91)
Total gross margin	802,355	44.45%	788,771	44.37%	13,584	1.72%	0.08

Advertising expense	95,637	5.30%	89,117	5.01%	6,520	7.32%	0.29
Selling, general and administrative expenses	533,091	29.53%	529,827	29.80%	3,264	0.62%	(0.27)

Operating income	$173,627	9.62%	$169,827	9.55%	$3,800	2.24%	0.07

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales increased 1.5%, or $27.3 million from $1,777.8 million baseline net sales.  Retail segment net sales for the six months increased by 1.7%, or $28.8 million, to $1,683.2 million due primarily to an increase in clothing sales at Men’s Wearhouse.  Corporate apparel sales decreased by 1.2%, or $1.5 million.

Total adjusted gross margin of $802.4 million increased $13.6 million, or 1.7%, and increased 8 basis points compared to baseline total gross margin.  Excluding Jos. A. Bank, total adjusted gross margin increased 1 basis point.  Adjusted retail segment gross margin increased $15.1 million, or 2.0%, and increased 12 basis points from prior year baseline primarily due to higher retail clothing margin.  The adjusted retail segment gross margin rate increased 2 basis points excluding Jos. A. Bank.  Corporate apparel gross margin decreased $1.6 million, or 4.2%, and decreased 91 basis points.

On a stand-alone basis, total Jos. A. Bank adjusted retail gross margin (including rental margin, alteration margin and occupancy) decreased 15 basis points from 39.0% to 38.9%.  Jos. A. Bank adjusted retail clothing margin increased 45 basis points from 56.3% to 56.7%.

Advertising expense was $95.6 million.  This represents an increase of $6.5 million, or 29 basis points, compared to the prior year baseline primarily due to increased advertising expense to support branding initiatives.

Adjusted SG&A expenses of $533.1 million were 27 basis points favorable to the prior year baseline primarily due to lower payroll related costs and other synergies.  On an absolute dollar basis, adjusted SG&A increased by $3.3 million, or 0.6%, to prior year baseline.

Adjusted operating income was $173.6 million, an increase of $3.8 million, or 2.2%, over the prior year baseline operating results of $169.8 million.

INTEREST AND TAXES

GAAP net interest expense for the six months was $52.9 million.  Loss on extinguishment of debt was $12.7 million and was adjusted for as a non-operating item.  The loss was a result of the $400 million partial refinancing of our term loan to a fixed rate of 5.0%.

The effective tax rate for the six months was 33.8%.  Excluding the impact of acquisition, integration and other costs, the adjusted effective tax rate was 35.2%.

NET EARNINGS

GAAP net earnings for the six months were $58.1 million compared to GAAP net earnings of $28.7 million last year.  GAAP EPS was $1.20 compared to $0.60 in the prior year six months.  Adjusted net earnings were $78.2 million, or $1.61 adjusted EPS.

BALANCE SHEET

As a result of the acquisition of Jos. A. Bank, total debt at the end of the second quarter 2015 was approximately $1.7 billion.  The Company did not make any pre-payments on its debt during the quarter.

Inventories decreased $87.5 million to $957.0 million at the end of the second quarter 2015 from $1,044.5 million at prior year second quarter due primarily to purchase price accounting related adjustments at Jos. A. Bank.

Capital expenditures through the second quarter of fiscal year 2015 were $56.8 million compared to $40.8 million in the prior year.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Wednesday, September 9, 2015, management will host a conference call and real time webcast to discuss fiscal 2015 second quarter and six month results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through September 15, 2015 by calling 201-612-7415 and entering the access code of 13616094#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	August 1, 2015		August 2, 2014		January 31, 2015
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	704	3,974.3	679	3,867.0	698	3,955.7

Jos. A. Bank (b)	636	2,925.0	629	2,861.8	636	2,922.2

Men’s Wearhouse and Tux	201	280.8	233	322.2	210	291.2

Moores, Clothing for Men	124	781.0	121	769.1	123	779.0

K&G (c)	89	2,109.0	94	2,228.8	91	2,164.4

Total	1,754	10,070.1	1,756	10,048.9	1,758	10,112.5

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14, 15 and 15 franchise stores, respectively.

(c)  81, 85 and 83 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,754 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, as well as integration of acquisitions, including Jos. A. Bank, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended August 1, 2015 and August 2, 2014

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$649,190	70.56%	$530,728	66.09%	$118,462	22.32%	4.47
Rental services	157,049	17.07%	161,096	20.06%	(4,047)	(2.51)%	(2.99)
Alteration and other services	52,674	5.72%	44,598	5.55%	8,076	18.11%	0.17
Total retail sales	858,913	93.35%	736,422	91.70%	122,491	16.63%	1.65
Corporate apparel clothing product	61,161	6.65%	66,656	8.30%	(5,495)	(8.24)%	(1.65)
Total net sales	920,074	100.00%	803,078	100.00%	116,996	14.57%	0.00

Total cost of sales	501,393	54.49%	444,536	55.35%	56,857	12.79%	(0.86)

Gross margin (a):
Retail clothing product	367,140	56.55%	287,374	54.15%	79,766	27.76%	2.41
Rental services	131,698	83.86%	134,868	83.72%	(3,170)	(2.35)%	0.14
Alteration and other services	15,556	29.53%	11,699	26.23%	3,857	32.97%	3.30
Occupancy costs	(114,255)	(13.30)%	(95,423)	(12.96)%	(18,832)	(19.74)%	(0.34)
Total retail gross margin	400,139	46.59%	338,518	45.97%	61,621	18.20%	0.62
Corporate apparel clothing product	18,542	30.32%	20,024	30.04%	(1,482)	(7.40)%	0.28
Total gross margin	418,681	45.51%	358,542	44.65%	60,139	16.77%	0.86

Advertising expense	44,981	4.89%	38,226	4.76%	6,755	17.67%	0.13
Selling, general and administrative expenses	275,577	29.95%	277,612	34.57%	(2,035)	(0.73)%	(4.62)

Operating income	98,123	10.66%	42,704	5.32%	55,419	129.77%	5.35

Net interest	(26,473)	(2.88)%	(13,074)	(1.63)%	(13,399)	102.49%	(1.25)
Loss on extinguishment of debt	—	0.00%	(2,158)	(0.27)%	2,158	(100.00)%	0.27

Earnings before income taxes	71,650	7.79%	27,472	3.42%	44,178	160.81%	4.37

Provision for income taxes	23,871	2.59%	15,104	1.88%	8,767	58.04%	0.71

Net earnings including non-controlling interest	47,779	5.19%	12,368	1.54%	35,411	286.31%	3.65

Net earnings attributable to non-controlling interest	—	0.00%	(112)	(0.01)%	112	100.00%	0.01

Net earnings attributable to common shareholders	$47,779	5.19%	$12,256	1.53%	$35,523	289.84%	3.67

Net earnings per diluted common share allocated to common shareholders	$0.98		$0.25

Weighted-average diluted common shares outstanding:	48,544		48,143

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Six Months Ended August 1, 2015 and August 2, 2014

(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,316,052	72.90%	$963,752	67.23%	$352,300	36.56%	5.68
Rental services	260,178	14.41%	262,759	18.33%	(2,581)	(0.98)%	(3.92)
Alteration and other services	106,954	5.92%	83,560	5.83%	23,394	28.00%	0.10
Total retail sales	1,683,184	93.24%	1,310,071	91.39%	373,113	28.48%	1.86
Corporate apparel clothing product	121,979	6.76%	123,481	8.61%	(1,502)	(1.22)%	(1.86)
Total net sales	1,805,163	100.00%	1,433,552	100.00%	371,611	25.92%	0.00

Total cost of sales	1,004,930	55.67%	791,646	55.22%	213,284	26.94%	0.45

Gross margin (a):
Retail clothing product	739,618	56.20%	528,921	54.88%	210,697	39.84%	1.32
Rental services	218,743	84.07%	221,214	84.19%	(2,471)	(1.12)%	(0.11)
Alteration and other services	33,686	31.50%	22,939	27.45%	10,747	46.85%	4.04
Occupancy costs	(227,351)	(13.51)%	(168,270)	(12.84)%	(59,081)	(35.11)%	(0.66)
Total retail gross margin	764,696	45.43%	604,804	46.17%	159,892	26.44%	(0.73)
Corporate apparel clothing product	35,537	29.13%	37,102	30.05%	(1,565)	(4.22)%	(0.91)
Total gross margin	800,233	44.33%	641,906	44.78%	158,327	24.67%	(0.45)

Advertising expense	95,637	5.30%	66,997	4.67%	28,640	42.75%	0.62
Selling, general and administrative expenses	551,184	30.53%	504,924	35.22%	46,260	9.16%	(4.69)

Operating income	153,412	8.50%	69,985	4.88%	83,427	119.21%	3.62

Net interest	(52,928)	(2.93)%	(14,148)	(0.99)%	(38,780)	274.10%	(1.95)
Loss on extinguishment of debt	(12,675)	(0.70)%	(2,158)	(0.15)%	(10,517)	487.35%	(0.55)

Earnings before income taxes	87,809	4.86%	53,679	3.74%	34,130	63.58%	1.12

Provision for income taxes	29,661	1.64%	24,853	1.73%	4,808	19.35%	(0.09)

Net earnings including non-controlling interest	58,148	3.22%	28,826	2.01%	29,322	101.72%	1.21

Net earnings attributable to non-controlling interest	—	0.00%	(84)	(0.01)%	84	100.00%	0.01

Net earnings attributable to common shareholders	$58,148	3.22%	$28,742	2.00%	$29,406	102.31%	1.22

Net earnings per diluted common share allocated to common shareholders	$1.20		$0.60

Weighted-average diluted common shares outstanding:	48,487		48,059

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 1,	August 2,
	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$73,403	$67,235
Accounts receivable, net	70,392	89,195
Inventories	956,976	1,044,520
Other current assets	153,350	99,744

Total current assets	1,254,121	1,300,694
Property and equipment, net	551,920	573,911
Rental product, net	148,037	146,464
Goodwill	891,316	874,955
Intangible assets, net	661,973	676,861
Other assets	8,985	10,349

Total assets	$3,516,352	$3,583,234

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$176,560	$214,766
Accrued expenses and other current liabilities	268,376	273,974
Income taxes payable	2,326	1,201
Current maturities of long-term debt	7,000	11,000

Total current liabilities	454,262	500,941

Long-term debt, net	1,649,487	1,636,831
Deferred taxes and other liabilities	393,628	393,413

Total liabilities	2,497,377	2,531,185

Shareholders’ equity:
Preferred stock	—	—
Common stock	485	481
Capital in excess of par	448,036	423,169
Retained earnings	577,648	583,903
Accumulated other comprehensive (loss) income	(4,110)	33,380
Treasury stock, at cost	(3,084)	(3,303)

Total equity attributable to common shareholders	1,018,975	1,037,630

Non-controlling interest	—	14,419

Total shareholders’ equity	1,018,975	1,052,049

Total liabilities and shareholders’ equity	$3,516,352	$3,583,234

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Six Months Ended August 1, 2015 and August 2, 2014

(In thousands)

	Six Months Ended
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$58,148	$28,826
Non-cash adjustments to net earnings:
Depreciation and amortization	65,213	49,778
Rental product amortization	19,995	19,961
Amortization of deferred financing costs	3,485	1,121
Amortization of discount on long-term debt	598	196
Loss on extinguishment of debt	12,675	2,158
Loss on disposition of assets	886	1,641
Other	(2,547)	(3,295)
Changes in operating assets and liabilities	(63,539)	(86,507)

Net cash provided by operating activities	94,914	13,879

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(56,764)	(40,837)
Acquisition of business, net of cash	—	(1,491,393)

Net cash used in investing activities	(56,764)	(1,532,230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	—	1,089,000
Payments on new term loan	(4,500)	—
Payments on previous term loan	—	(97,500)
Proceeds from asset-based revolving credit facility	5,500	340,000
Payments on asset-based revolving credit facility	(5,500)	(340,000)
Proceeds from issuance of senior notes	—	600,000
Deferred financing costs	(3,566)	(50,938)
Cash dividends paid	(17,561)	(17,460)
Proceeds from issuance of common stock	1,961	6,167
Tax payments related to vested deferred stock units	(4,506)	(6,869)
Excess tax benefits from share-based plans	1,094	3,687
Repurchases of common stock	(277)	(251)

Net cash (used in) provided by financing activities	(27,355)	1,525,836

Effect of exchange rate changes	347	498

INCREASE IN CASH AND CASH EQUIVALENTS	11,142	7,983

Balance at beginning of period	62,261	59,252
Balance at end of period	$73,403	$67,235

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for fiscal second quarter and six months of 2015 and a historical consolidated baseline for fiscal second quarter and six months of 2014 which includes Jos. A. Bank results.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted and baseline results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition and integration of Jos. A. Bank.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Adjusted Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended August 1, 2015

	GAAP	Acquisition	Purchase	Adjusted
	Results	& Integration (1)	Acctg Allocation (2)	Results
Net sales	$920,074	$—	$—	$920,074

Total retail gross margin	400,139	521	575	401,235
Corporate apparel clothing product	18,542	—	—	18,542
Total gross margin	418,681	521	575	419,777
			—
Advertising expense	44,981	—	—	44,981
Selling, general and administrative expenses	275,577	(4,589)	(1,882)	269,106
Operating income	98,123	5,110	2,457	105,690
			—
Net interest	(26,473)	—	—	(26,473)
Loss on extinguishment of debt	—	—	—	—
Provision for income taxes	23,871	2,328	839	27,038

Net earnings including non-controlling interest	47,779	2,782	1,618	52,179

Net earnings attributable to non-controlling interest	—	—	—	—

Net earnings attributable to common shareholders	$47,779	$2,782	$1,618	$52,179

Net earnings per diluted common share allocated to common shareholders	$0.98	$0.06	$0.03	$1.07

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

GAAP to Non-GAAP Adjusted - Six Months Ended August 1, 2015

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Results
Net sales	$1,805,163	$—	$—	$—	$1,805,163

Total retail gross margin	764,696	521	1,601	—	766,818
Corporate apparel clothing product	35,537	—	—	—	35,537
Total gross margin	800,233	521	1,601	—	802,355

Advertising expense	95,637	—	—	—	95,637
Selling, general and administrative expenses	551,184	(10,538)	(3,951)	(3,604)	533,091
Operating income	153,412	11,059	5,552	3,604	173,627

Net interest	(52,928)	—	—	—	(52,928)
Loss on extinguishment of debt	(12,675)	12,675	—	—	—
Provision for income taxes	29,661	9,625	1,955	1,269	42,511

Net earnings including non-controlling interest	58,148	14,109	3,597	2,335	78,189

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net earnings attributable to common shareholders	$58,148	$14,109	$3,597	$2,335	$78,189

Net earnings per diluted common share allocated to common shareholders	$1.20	$0.29	$0.07	$0.05	$1.61

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Other relates to separation costs with former executives.

GAAP to Historical Baselines of Operating Results — Second Quarter Fiscal Year 2014

Historical Consolidated Baseline Second Quarter FY 2014 - Three Months Ended August 2, 2014

			Purchase	Acquisition,
	GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	5/4 - 6/17/14 (1)	Allocation (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$530,728	$115,461	$—	$—	$646,189
Rental services	161,096	4,034	—	—	165,130
Alteration and other services	44,598	7,355	—	—	51,953
Total retail sales	736,422	126,850	—	—	863,272
Corporate apparel clothing product	66,656	—	—	—	66,656
Total net sales	803,078	126,850	—	—	929,928

Gross margin:
Retail clothing product	287,374	64,038	7,549	—	358,961
Rental services	134,868	2,366	—	—	137,234
Alteration and other services	11,699	3,074	—	—	14,773
Occupancy costs	(95,423)	(17,450)	(778)	—	(113,651)
Total retail gross margin	338,518	52,028	6,771	—	397,317
Corporate apparel clothing product	20,024	—		—	20,024
Total gross margin	358,542	52,028	6,771	—	417,341

Advertising expense	38,226	8,904	—	—	47,130
Selling, general and administrative expenses	277,612	33,946	(906)	(42,924)	267,728

Operating income	$42,704	$9,178	$7,677	$42,924	$102,483

(1) Reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination, change from FIFO to weighted average cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to strategic alternative review and SG&A reduction program costs.

Historical Consolidated Baseline FY 2014 - Six Months Ended August 2, 2014

			Purchase	Acquisition,
	GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	2/2 - 6/17/14 (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$963,752	$314,573	$—	$—	$1,278,325
Rental services	262,759	8,518	—	—	271,277
Alteration and other services	83,560	21,181	—	—	104,741
Total retail sales	1,310,071	344,272	—	—	1,654,343
Corporate apparel clothing product	123,481	—	—	—	123,481
Total net sales	1,433,552	344,272	—	—	1,777,824

Gross margin:
Retail clothing product	528,921	180,173	7,558	—	716,652
Rental services	221,214	5,103	—	—	226,317
Alteration and other services	22,939	7,817	—	—	30,756
Occupancy costs	(168,270)	(51,924)	(1,862)	—	(222,056)
Total retail gross margin	604,804	141,169	5,696	—	751,669
Corporate apparel clothing product	37,102	—	—	—	37,102
Total gross margin	641,906	141,169	5,696	—	788,771

Advertising expense	66,997	22,120	—	—	89,117
Selling, general and administrative expenses	504,924	170,576	(906)	(144,767)	529,827

Operating income (loss)	$69,985	$(51,527)	$6,602	$144,767	$169,827

(1) Reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination, change from FIFO to weighted average cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to strategic alternative review and SG&A reduction program costs.